Exhibit 99.1

[NORTH AMERICAN SCIENTIFIC LOGO]	FOR IMMEDIATE RELEASE

At the Company	At CCG Investor Relations
Contact: Alan Edrick, SVP & CFO	Contact: Sean Collins, Partner
Phone: (818) 734-8600	Phone: (818) 789-0100

North American Scientific Releases Preliminary
Observations from European Clinical Trials

Chatsworth, CA – October 13, 2003 — North American Scientific, Inc. (NASDAQ: NASI) today announced observations from an internal preliminary review of images and clinical data from the first 28 subjects enrolled in an ongoing European clinical trial being conducted by its Theseus Imaging subsidiary regarding the Hynic-Annexin V product candidate.  Tc-99m-Hyninc-Annexin V, an imaging agent that targets dying cells, is under study to assess its efficacy in the early detection of tumor response to chemotherapy.

Each of the initial 28 subjects was studied with Hynic-Annexin V imaging immediately before and approximately 24 hours following initiation of chemotherapy.  At the time of review, 22 of these 28 subjects had either completed the post-treatment computed tomography (CT) scan required to assess chemotherapy response or had succumbed to their disease prior to the scheduled CT and were considered evaluable for response prediction.  Of the other six subjects, three were not evaluable for response prediction because they had technically inadequate studies or did not return for follow-up CT, and three awaited follow-up CT at the time of review.

The prospective study design called for administration of Hynic-Annexin V prior to chemotherapy (baseline) and 4-72 hours after initiation of chemotherapy.  The study was designed to evaluate whether uptake in the tumor area soon after initiation of chemotherapy compared to pretreatment baseline tumor uptake is predictive of response or lack of response to the treatment regimen.  In the study Tc-99m-Hynic-Annexin V results are compared to the subject’s tumor response as assessed by conventional computed tomography X-ray images 6-12 weeks later and following at least two courses of chemotherapy.  Hynic-Annexin V imaging results in this study do not influence the clinical course of treatment.

The initial 22 completed and evaluable subjects imaged following initiation of chemotherapy were classified as responders if they showed a minimum 23% increase in tumor uptake of Hynic-Annexin V over the baseline image.  Although the protocol calls for imaging between 4 and 72 hours post-initiation of treatment, all subjects now evaluable were imaged at a similar time point approximately 24 hours after the start of treatment.  Initial results suggest that the optimal imaging time has not yet been determined.

•                       One of five subjects who responded to chemotherapy has increased 24 hour post-treatment uptake of Hynic-Annexin V,

•                       Four of five subjects who responded to chemotherapy had reductions in 24 hour post-treatment uptake of Hynic-Annexin V from baseline

•                       All 17 subjects who did not respond to chemotherapy had no post-treatment increase in Hynic-Annexin V uptake at 24 hours,

•                       17 of 21 subjects with no increased uptake of Hynic-Annexin V in the tumor at 24 hours post initiation of treatment had no objective response to treatment

All five of the subjects who responded to chemotherapy showed visually evident uptake of Hynic-Annexin V in the baseline pretreatment image.  The finding suggests that the tumors in the responders were associated with some ongoing degree of spontaneous apoptosis, consistent with a population of tumor cells capable of undergoing programmed cell death.  It is known that many tumors are characterized by mutations that render them unable to undergo programmed cell death, even in response to treatment.  It is theorized that this is a principal reason why so many tumors fail to respond to treatments that have been shown to kill normal cells or susceptible tumor cells.  Conversely, of the 17 subjects that did not respond to chemotherapy, only eight showed visually evident uptake of Hynic-Annexin V in the baseline image.  Our preliminary interpretation of this data is that the absence of visually evident uptake of Hynic-Annexin V in the baseline may predict resistance to chemotherapy, whereas the presence of visually evident baseline Hynic-Annexin V uptake identifies a group of patients in whom there may be a response rate to chemotherapy.  These findings suggest that the tumors of many nonresponders may lack a significant cellular population capable of undergoing apoptosis.  While an analysis of baseline images as a predictor of disease sensitivity to chemotherapy and an analysis of a decrease in tumor Hynic-Annexin V uptake soon after treatment were not original objectives of this study, these findings in this first group of 22 subjects will now be pursued as new subjects are enrolled in the study.  Further studies will be required to confirm this data.

Enrollment in these Phase II studies in Europe is expected to continue in order to evaluate post-treatment assessment at time points other than 24 hours.  It is believed that the additional Phase II studies and follow-on analysis at alternative time points will take approximately six to nine months.

Dr. Neil Steinmetz, Theseus Medical Director, stated, “We believe that further studies at additional imaging times should identify the optimal time for imaging increased apoptosis in responders.  The decreased tumor uptake in some of the responders after treatment is analogous to a decrease in cell death at intermediate time points demonstrated in recent animal studies at Stanford University.  In this model, there was a marked increase in apoptosis at later time points following chemotherapy.  In addition, the imaging results reviewed to date suggest that the pretreatment Hynic-Annexin images may be useful in the noninvasive assessment of tumor capacity to undergo apoptosis in response to treatment, and we will be including an analysis of predictions based on these images to the study.”

L. Michael Cutrer, North American Scientific’s President and CEO, commented on the interim analysis: “We believe that changes in the post-treatment imaging time may provide data that better corresponds to the hypothesis.  Our U.S. clinical trial protocols incorporate images at varying time points following chemotherapy.”  Cutrer concluded, “We continue to believe the Hynic-Annexin V program is a valuable product opportunity for the Company and we will continue to evaluate target markets and opportunities related to the program, including strategic partnerships.”

About North American Scientific, Inc.

North American Scientific develops, produces and sells innovative radioisotopic products, including brachytherapy seeds and radiopharmaceuticals, principally for the treatment and diagnosis of disease.  The Company’s brachytherapy seeds are marketed under the trade name Prospera®.  The Company’s lead radiopharmaceutical product candidate is Hynic-Annexin V, which is based upon the ApomateTM technology platform and is a kit for the preparation of Technetium Tc-99m labeled Annexin V.  It is administered intravenously and is intended for the in vivo imaging of apoptosis and necrosis, two common forms of cell death.  For more information, please visit the Company’s Web site at www.nasi.net.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development timeline and cost estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company has consummated or may pursue and various other risk factors included in the Company’s filings with the Securities and Exchange Commission.  Any forward-looking statements contained in this new release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

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